Exhibit 99.1
Repros Presentation to Be Webcast from The 10th Annual Bio/CEO and Investor
Conference 2008
     The Woodlands, TX – February 8, 2008 – Repros Therapeutics Inc. (NasdaqGM:RPRX) announced today that the Company’s President and CEO, Joseph Podolski, will present a corporate overview on Tuesday, February 12, 2008, at 1:15 p.m. Eastern Time during The 10th Annual Bio/CEO and Investor Conference.
     To access the live presentation, log onto Repros’ website at http://www.reprosrx.com and click on the “Events and Presentations” tab. Please connect to the website prior to the start of the webcast to ensure adequate time to download any software that may be necessary. The webcast recording will be archived and available on the Repros’ website for 90 days following the presentation.
     About Repros Therapeutics Inc.
     Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs. We have a proven track-record of efficient and rapid advancement of our therapeutic candidates through clinical development.
     Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is targeted for the treatment of uterine fibroids, endometriosis and uterine fibroid induced anemia. We expect to initiate registration Phase 3 trials in the first quarter of 2008 with Proellex for the short-term treatment of uterine fibroid induced anemia and for the chronic treatment of uterine fibroids. Uterine fibroids, endometriosis and uterine fibroid induced anemia affect a significant number of women of childbearing age in the developed world. There is no currently-approved effective long-term drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids. We have estimated the market opportunity addressed by Proellex to be in excess of $3 billion annually.
     Our second drug, Androxal™, is a single isomer of clomiphene citrate. Androxal restores normal pituitary response in men resulting in normalization of testosterone and luteinizing hormone (“LH”) levels. Androxal is entering two Phase 2b clinical trials in Q2, 2008. One of these trials will be in men with adult-onset idiopathic hypogonadism (“AIHH”) with concomitant glycemic and lipid elevations (“Metabolic Syndrome”). Recent published studies in older men show a link of low testosterone with higher incidences of Metabolic Syndrome, diabetes and mortality rates. Based on a retrospective review of a recently completed six-month clinical trial of Androxal, our findings showed that Androxal therapy resulted in a significant reduction in mean glucose levels in men with a body mass index (BMI) >26 and glucose levels >99, an outcome not seen in the placebo or Androgel arms of this study. The second Phase 2b Androxal trial to begin in 2008 will be in men of reproductive age with low testosterone levels who want to improve or maintain fertility/sperm status. We believe Androxal will be superior to the existing drugs used to normalize testosterone as only Androxal has the property of restoring both LH and follicle stimulating hormone (FSH) levels. FSH is the pituitary hormone that stimulates testicular sperm production. It is estimated that 13 million men in the United States are testosterone deficient.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Repros’ Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     For more information, please visit the Company’s website at http://www.reprosrx.com.

Contacts:	Joseph Podolski President & CEO Repros Therapeutics Inc. 281-719-3447